Exhibit 99.1

    Mueller Industries, Inc. Announces Payment and Record Dates for Special
                                   Dividend

    MEMPHIS, Tenn., Sept. 28 /PRNewswire-FirstCall/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that the special dividend on its common stock will be payable October 26, 2004, to stockholders of record on October 12, 2004. The special dividend will consist of $6.50 in cash and $8.50 in principal amount of the Company's 6% Subordinated Debentures due 2014 for each share of common stock (less any applicable withholding tax).
    The Debentures will be subordinated to all other funded debt of the Company and will be callable in whole or in part at the option of the Company, subject to declining call premiums during the first five years. Interest will be payable semiannually on May 1 and November 1, commencing May 1, 2005.
    Due to the magnitude of the special dividend, the ex-dividend date will be October 27, 2004 as required by New York Stock Exchange guidelines. Accordingly, holders of common stock who sell their shares through the payment date, also will be selling their right to receive the special dividend. Investors are encouraged to consult with their financial and tax advisors regarding the specific implications of the deferral of the ex-dividend date.
    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.
    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's filings with the Securities and Exchange Commission.

SOURCE  Mueller Industries, Inc.
    -0-                             09/28/2004
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
    (MLI)

CO:  Mueller Industries, Inc.
ST:  Tennessee, England
IN:  MNG CST
SU:  DIV